Exhibit 99.01

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release of All Claims (“Agreement”) is entered into this 7th day of April, 2008, by and between William J. Putney (“Mr. Putney”), on the one hand, and MoneyGram Payment Systems, Inc. (“MoneyGram”) and Long Lake Partners, LLC (“LLP”), including all of their respective parent organizations, holding companies, predecessors, insurers, contractors, divisions, affiliates, related companies and joint ventures, business units, subsidiaries, and successors, its current or former officers, directors, employees, contractors, agents, heirs, legal counsel, suppliers, assigns, personal representatives, agents and partners (collectively referred to as “Company”).

RECITALS

A. LLP employs Mr. Putney.

B. Mr. Putney also acts as EVP and Chief Investment Officer for MoneyGram International, Inc. (“MGI”).

C. Mr. Putney is resigning his employment effective April 8, 2008 (the “Separation Date”) and Mr. Putney will no longer act as EVP and Chief Investment Officer for MGI as of that date.

D. Mr. Putney and Company wish to set forth the terms and conditions under which they will end his employment relationship with LLP and Mr. Putney’s status as EVP and Chief Investment Officer of MGI and wish to resolve all actual and potential disputes between them.

E. These recitals shall be considered part of this Agreement.

The parties therefore agree as follows:

AGREEMENT

1. Release of Claims by Mr. Putney. In consideration for the Consulting Agreement described in Section 2 below, and for all other benefits described in this Agreement, to which Mr. Putney fully understands and specifically acknowledges he is not otherwise entitled to receive, Mr. Putney hereby releases and forever discharges Company from the following:

a.	All claims arising out of or relating to Mr. Putney’s employment with LLP, role as EVP and Chief Investment Officer of MGI, and separation from his employment;

b.	All claims arising out of or relating to the statements, actions, or omissions of the Company;

c.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes;

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Mr. Putney’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

e.	All claims for compensation of any kind, including without limitation, commission payments, bonus payments (including the right to participate in any bonus plans of the Company), severance pay (including claims under the Tier I Change in Control Agreement), vacation pay, and expense reimbursements;

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

g. All claims for attorneys’ fees, costs, and interest.

Mr. Putney, however, is not releasing any claims that the law does not allow to be waived by private agreement or any claims that may arise after the date on which Mr. Putney signs this Agreement (including without limitation any claims under Age Discrimination in Employment Act).

2. Consideration. In consideration for the terms of this Agreement (specifically including, without limitation, the release provided in Section 1 above), MoneyGram agrees to retain Mr. Putney as an independent consultant, pursuant to the terms of an agreement in substantially the same form as the Independent Consulting Agreement (“Consulting Agreement”) attached hereto as Attachment A. Mr. Putney acknowledges that his retention as a consultant under the Consulting Agreement is above and beyond any compensation to which he would otherwise be entitled to receive from Company. Mr. Putney understands that MoneyGram will enter into a consulting relationship with Mr. Putney pursuant to the terms of the Consulting Agreement only if he signs this Agreement.

Pursuant to federal COBRA law, Company will provide, for a period of eighteen (18) months commencing on May 1, 2008 a continuation of Mr. Putney’s existing family medical and dental insurance. If Mr. Putney elects COBRA benefits, for up to twelve (12) months following the Separation Date, Company will reimburse Mr. Putney for the difference between the cost of continuing Mr. Putney’s existing medical and dental insurance each month through COBRA and the premium Mr. Putney would have paid if he had remained employed with LLP (“COBRA Reimbursement Period”). Company will issue Mr. Putney’s reimbursement payments within 60-days of receiving Mr. Putney’s full COBRA premium payments. At the expiration of the COBRA Reimbursement Period, Mr. Putney will be required to pay for the full amount of such COBRA benefits should Mr. Putney elect to receive those benefits.

Company agrees that, to the extent not prohibited by law, it shall defend and fully indemnify Mr. Putney in any action, suit, claim or proceeding, whether actual, threatened, pending or completed, whether judicial, administrative or investigative, whether Mr. Putney or Company or both are named or the subject matter thereof, arising out of Mr. Putney’s lawful performance of services for Company in conformity with Company’s policies or practices and/or pursuant to instructions or directions given to him by the Company’s Chairman, President and Chief Executive Officer.

3. Benefits Coverage after Separation Date. Shortly following Mr. Putney’s Separation Date, Mr. Putney will receive additional information regarding continuation or conversion of the medical, dental, and life insurance benefits in which Mr. Putney participates. Certain other benefits are affected as follows:

a.	Mr. Putney’s participation in the MoneyGram International, Inc. 401K Program (“401K Program”) and the employer matching obligation under the 401K Program, will cease as of the Separation Date, and any distribution of the 401K Program’s funds will be in accordance with the provisions of the 401K Program;

b.	Mr. Putney’s business travel accident, short-term income replacement and long-term disability coverages, if any, will cease as of the Separation Date;

d.	Mr. Putney’s medical, dental, accidental death and dismemberment and life insurance benefits, if any, will cease as of the end of the month in which the Separation Date occurs;

e.	Mr. Putney may possess exercisable Viad and/or MoneyGram International, Inc. Stock Option rights. Mr. Putney agrees to observe the Company’s policy on insider trading and will not purchase or sell stock of the Company while in possession of inside information, or prior to the next window period that begins after Mr. Putney’s termination of employment. All such rights must be exercised within three (3) months of Mr. Putney’s Separation Date or they will expire. Mr. Putney may exercise his MoneyGram International, Inc. Stock Options, if any, by contacting Carrie Shober at 952-591-3062, via the Internet (www.etrade.com/stockplans) or by contracting E*Trade at 1-800-387-2331. Mr. Putney may exercise his Viad Corp Stock Options, if any, by contacting Debi Atkins at 602-207-5803, via the Internet (www.etrade.com/stockplans) or by contacting E*Trade at 1-800-387-2331; and

f.	Mr. Putney’s other benefits, if any, will be paid in accordance with the provisions of the governing document(s) for those benefits.

4. Claims Involving Company\MoneyGram. Mr. Putney warrants that he has not instituted, filed or caused others to file or institute any charge, complaint or action against the Company and\or MoneyGram. Mr. Putney warrants that, to the full extent permitted by law, he will not file or institute any charge, complaint or action against the Company with respect to any matters arising before or on the date Mr. Putney signs this Agreement. Mr. Putney will not recommend or suggest to any potential claimants or employees of Company or their attorneys or agents that they initiate claims or lawsuits against the Company, nor will Mr. Putney voluntarily aid, assist, or cooperate with any claimants or employees of Company, or their attorneys or agents, in any claims or lawsuits now pending or commenced in the future against the Company; provided, however, that nothing in this paragraph will be construed to prevent Mr. Putney from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving the Company and\or MoneyGram. Further, this Agreement does not purport to limit any right Mr. Putney may have to file a charge under the Age Discrimination in Employment Act of 1967 or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Agreement does, however, waive and release any right to recover damages or other relief under the ADEA or other civil rights statute.

5. Time to Consider Agreement. Mr. Putney understands and acknowledges that he has seven (7) calendar days to decide whether to sign this Agreement (“Consideration Period”). Mr. Putney represents that if he signs this Agreement before the expiration of the Consideration Period, it is because Mr. Putney has decided that he does not need any additional time to decide whether to sign this Agreement. Mr. Putney further agrees that any changes, material or otherwise, made to this Agreement do not restart or affect in any manner the original Consideration period.

6. Right to Rescind or Revoke. Mr. Putney understands and acknowledges that he has fifteen (15) days to revoke this Agreement after he has signed it. Mr. Putney understands and acknowledges that if he wishes to revoke, the revocation must be in writing and hand-delivered or mailed to Company. If hand-delivered to Company, the revocation must be: (a) addressed and delivered to Cindy Stemper, Executive Vice President, Human Resources & Facilities, MoneyGram Payment Systems, Inc., 1550 Utica Avenue South, Minneapolis, MN 55416, within the fifteen-day period. If mailed, the revocation must be: (a) postmarked within the fifteen-day period; (b) addressed to Cindy Stemper, Executive Vice President, Human Resources & Corporate Services, MoneyGram Payment Systems, Inc., 1550 Utica Avenue South, M.S. 1010 Minneapolis, MN 55416 ; and (c) sent by certified mail, return receipt requested. Mr. Putney understands and acknowledges that this Agreement does not take effect until the fifteen-day revocation period has passed and Mr. Putney has not revoked the Agreement.

7. Confidentiality, Non-Disparagement and Non-Disclosure. Mr. Putney agrees to treat the existence of this Agreement and its terms as strictly confidential. Mr. Putney will not reveal any of the terms of the Agreement or the Consulting Agreement, the amounts referred to in this Agreement and/or the Consulting Agreement, or the fact of the payment of such amounts, to any person, except Mr. Putney’s spouse, attorney or tax preparer or other professional advisor to whom disclosure is necessary to achieve the purposes for which Mr. Putney has consulted with such professional advisor. If Mr. Putney discloses this Agreement and/or the Consulting Agreement to any person identified above, Mr. Putney must simultaneously inform the person to whom the disclosure is being made that he/she must keep the terms strictly confidential and that he/she may not disclose the terms to any other person without the advance written consent of Mr. Putney and Company. Notwithstanding the above, nothing in this Agreement and/or the Consulting Agreement shall prohibit Mr. Putney from (i) advising a governmental taxing authority of the terms of this Agreement and/or the Consulting Agreement in response to question(s) posed by such taxing authority; (ii) testifying pursuant to a court order or subpoena issued by a governmental agency or court of law or their duly authorized agent(s), which appears valid on its face; (iii) revealing the terms of this Agreement and/or the Consulting Agreement as required by and in accordance with any law, regulation or ordinance; or (iv) revealing the terms of this Agreement and/or the Consulting Agreement in order to enforce their terms.

Mr. Putney agrees that he shall not disclose to any person or entity at any time or in any manner, directly or indirectly, any information relating to the operations of Company that has not already been disclosed to the general public. The parties agree that this provision includes but is not limited to the following information: all information about employees or former employees of the Company, all product information, all information relating to Company’s strategic business or marketing plans, investment portfolio and asset management valuation, proprietary information and/or trade secrets; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations; and employee relations matters. The parties understand and agree that this listing is not all-inclusive and is provided by way of example. Mr. Putney understands that he continues to be bound to the terms and obligations contained in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, which he executed on October 16, 2006, and which terms survive and are enforceable following his Separation Date. Mr. Putney acknowledges that he has been provided with a copy of the above-referenced Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement.

Mr. Putney hereby acknowledges that he is not aware of any acts or practices of the Company that he knows or believes to be unlawful or unethical. Mr. Putney agrees not to express any derogatory or damaging statements about Company, the management of Company, or Company’s business condition in any public way or to anyone who could make these statements public.

Company agrees to instruct the following individuals not to express any derogatory or damaging statements about Mr. Putney in any public way or to anyone who could make these statements public: Phil Milne; Dave Parrin; Tony Ryan; Teri Johnson; Mary Dutra; Cindy Stemper; Tom Haider; Jean Benson and Tim Gallaher. Mr. Putney acknowledges and agrees, however, that nothing in this Agreement shall be construed to prohibit an above-listed individual from providing accurate and complete statements of facts or information known to that individual in response to a court order or subpoena issued by a governmental agency or court of law, in a deposition or in any affidavit requested by Company and/or its legal counsel.

Mr. Putney agrees to direct or cause to be directed to Cheryl Hatfield, Director, Payroll & HR, all future requests for references concerning Mr. Putney’s employment with Company, and Cheryl Hatfield will respond to such future requests for references concerning Mr. Putney by confirming the dates of Mr. Putney’s employment with Company, identifying the last position Mr. Putney held with Company, and informing the prospective Company that it is Company’s policy not to comment further.

Mr. Putney understands and acknowledges that this confidentiality, non-disparagement and non-disclosure provision is a material inducement to Company to the making of this Agreement and that if Mr. Putney breaches this provision, Company will be entitled to pursue its legal and equitable remedies, including without limitation, the right to withhold payment of any unpaid amounts due hereunder, to recover damages and to seek injunctive relief.

8. Return of Equipment. Unless otherwise noted in this Agreement, Mr. Putney shall return, prior to or on Mr. Putney’s Separation Date, all of Company’s property and information within Mr. Putney’s possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, cellular telephones, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to Company and any and all copies thereof. Moreover, Mr. Putney is strictly prohibited from making copies, or directing copies to himself or herself through e-mail or other transmission, of any of Company’s property covered by this section. Mr. Putney agrees that a violation of this section shall be sufficient grounds for Company to terminate this Agreement immediately and to discontinue all payments due hereunder.

9. Full Compensation. Mr. Putney agrees that the payments made and other consideration provided by Company under this Agreement and/or the Consulting Agreement constitute full compensation for and extinguish all Mr. Putney’s claims as set forth in this Agreement, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.

10. No Admission of Wrongdoing. Mr. Putney understands and acknowledges that this Agreement does not constitute an admission that Company has violated any local ordinance, state or federal statute, or principle of common law, or that Company has engaged in any improper or unlawful conduct or wrongdoing against Mr. Putney. Mr. Putney agrees that he will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that Company has engaged in any wrongdoing.

11. Authority. Mr. Putney represents and warrants that he has the authority to enter into this Agreement and that no causes of action, claims, or demands released pursuant to this Agreement have been assigned to any person or entity not a party to this Agreement.

12. Right to Consult with Attorney. Mr. Putney acknowledges that, by virtue of being presented with this Agreement, he has been advised in writing and is fully aware of his right to consult with an attorney of his own choosing for the purpose of determining whether to sign this Agreement.

13. Knowing and Voluntary Action. Mr. Putney acknowledges that he has had a full opportunity to consider this Agreement and to ask any questions that he may have concerning this Agreement. Mr. Putney acknowledges that, in deciding whether to sign this Agreement, he has not relied upon any statements made by Company or its agents, other than the statements made in this Agreement and/or the Consulting Agreement, and any Company-provided employee benefit plans in which Mr. Putney is a participant.

14. Entire Agreement. This Agreement, the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, the Consulting Agreement, and any Company-provided employee benefit plans in which Mr. Putney is a participant, contain all the agreements between Putney and Company.

15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16. Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts of the State of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Dated: April 8, 2008	/s/ William J. Putney

William J. Putney
Dated: April 11, 2008	Long Lake Partners, LLC.
By: /s/ David J. Parrin

Its: Member of Board of Managers

Dated: April 7, 2008	MoneyGram Payment Systems, Inc.
By: /s/ Philip W. Milne

Its: Chairman, President & CEO

ATTACHMENT A

INDEPENDENT CONSULTING AGREEMENT

This INDEPENDENT CONSULTING AGREEMENT (“Agreement”) is entered into by and between MoneyGram Payment Systems, Inc., including all of its parent organizations, holding companies, predecessors, divisions, affiliates, related companies and joint ventures, business units, and subsidiaries (“Company”) and William J. Putney (“Consultant”) as of April 8, 2008.

RECITALS

A. Consultant is in the business of, and possesses considerable experience and expertise in, the areas of investment advice, asset management and related services, and possesses unique historical knowledge and experience relating to his responsibilities in these areas while previously providing services to Company.

B. Company wishes to retain the expertise and experience of Consultant to provide services to Company in the Consultant’s areas of expertise. Consultant wishes to provide the services Company is seeking. Company and Consultant agree that Consultant is properly classified as an independent contractor retained by Company to provide the requested services, as further described below.

C. These recitals shall be considered a part of the Agreement.

The parties therefore agree as follows:

AGREEMENT

1. Consulting Services. Company agrees to retain Consultant to provide to the Company consulting services in the areas of investment advice, asset management and related services. Consultant will provide information concerning areas of Company’s business in which Consultant gained specialized knowledge by virtue of the services he provided to Company as an employee. In particular, Consultant will assist Company with respect to the purchase and/or sale of securities, communications with customers, provision of transition services relating to the handling of securities and attendance at meetings with investors, regulators and/or Company representatives. Consultant will report to and will take work direction from Dave Parrin, EVP and CFO.

Consultant understands that the services to be provided under this Agreement inure to the benefit of Company and each of its parent organizations, holding companies, predecessors, insurers, contractors, divisions, affiliates, related companies and joint ventures, business units, subsidiaries, and successors, its current or former officers, directors, employees, contractors, agents, heirs, legal counsel, suppliers, assigns, personal representatives, agents and partners.

2. Term. This Agreement shall commence on April 9, 2008 and, unless earlier terminated as described in Section 6 below, shall continue for twelve (12) months until April 8, 2009 (the “Term”).

3. Compensation for Consulting Services. Company will pay Consultant the sum of $360,000.00 for all of the services Consultant provides under this Agreement during the Term, as well as for the other terms of this Agreement and the attached Exhibit A (“Fee”). Company will pay the Fee to Consultant in four (4) quarterly payments on the following dates: July 9, 2008, October 8, 2008, January 14, 2009, and April 8, 2009.

Consultant and Company mutually agree that during the first three months of the Term, Consultant will provide, or will be available to provide, to Company a minimum of forty (40) hours of consulting services per week and no more than a reasonable amount of consulting services over and above forty (40) hours per week. During the remainder of the Term, Consultant will provide to Company consulting services as periodically requested by Company up to a maximum of forty (40) hours per week. All hours Consultant spends providing assistance with a Dispute (as defined in Section 6) will count toward the hours of consulting services required by this Agreement.

On or around the commencement of the Term, Company will pay consultant $1,000.00 for miscellaneous expenses. Thereafter, except as otherwise agreed to in writing by Company, Consultant shall be responsible for paying all other expenses and/or out-of-pocket costs he may incur in providing services to Company under this Agreement. Company will reimburse Consultant for any pre-approved out-of-state travel expenses or any pre-approved extraordinary expenses Consultant incurs in providing services to Company under this Agreement.

Consultant also shall be responsible for the payment of all federal, state, and local taxes or contributions imposed or required under any unemployment insurance, social security, medical insurance, income tax or other applicable laws, rules or regulations with respect to the performance or rendering of services under this Agreement by Consultant and Company’s payment of the Fee to him. Consultant agrees to indemnify, defend and hold Company harmless from any costs, expenses, penalties or damage (including attorney’s fees) arising from Consultant’s failure to properly pay any taxes or other amounts he is required to pay based on the services rendered by him under this Agreement and his receipt of the Fee in return for rendering those services.

4. Independent Contractor Relationship. The parties agree that the relationship created by this Agreement is that of an independent contractor providing services to a third party. Consultant is not an employee of Company and is not entitled to any benefits provided by Company to its employees. In the performance or rendering of services contemplated by this Agreement, Consultant is an independent contractor with the authority to control and direct the performance and the details of the services he is performing under this Agreement, Company being interested only in the results obtained. The services contemplated under the Agreement, however, must meet Company’s approval and be subject to Company’s general right of supervision to obtain satisfactory completion of those services. Consultant is not granted any authority to assume or create any obligations or responsibilities, express or implied, on Company’s behalf or in its name or in the name of any of its affiliates.

5. Contractor’s Other Consulting Services. Consultant may solicit and render services to persons other than Company, to the extent that in doing so Consultant does not engage in activities which: (a) interfere or conflict with his performance of services to Company or his obligations under this Agreement; (b) are inconsistent with or contrary to the interests of Company; or (c) result in the breach of Exhibit A to this Agreement and/or the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement signed by Consultant while employed by Long Lake Partners, LLC.

6. Additional Consultant Assistance. During the Term of this Agreement, and for a reasonable period of time thereafter, Consultant agrees that he will assist Company with respect to any dispute it may have with any third party or other person (“Dispute”). After the Term, Consultant agrees to provide up to twenty-five (25) hours per quarter of additional consultant assistance to Company as requested for which additional consultant assistance Company will compensate Consultant at the rate of $175.00 per hour.

Consultant shall assist Company by helping Company and/or any of its legal counsel (as Company may designate) respond to, defend against or resolve any Dispute. Specifically, the assistance Consultant may be asked to provide includes, without limitation: (a) providing accurate factual information of which Consultant has personal knowledge regarding any Dispute; (b) assisting Company, its representatives and\or its legal counsel in handling or responding to any issue that may be raised by any person or governmental entity relative to the Company and/or its business, or related to any Dispute, which may include, without limitation, providing accurate testimony in depositions or in any affidavit requested by Company and/or its legal counsel; and (c) maintaining the confidential/privileged nature of any assistance Consultant is asked to provided under this section. Consultant understands and agrees that, in providing assistance requested of him under this section, Company is requesting that Consultant provide accurate and complete statements of any facts or information known to him regarding any Dispute. Consultant also understands and agrees that any request by Company to provide assistance under this section is part of the services Consultant has agreed to provide under the Consulting Agreement and is not subject to additional of other payments of fees or compensation to Consultant. Finally, Consultant understands and agrees that any assistance he provides under this section shall not in any way be influenced by the payment of the Fees under the Consulting Agreement.

7. Termination. This Agreement may be terminated prior to the end of the Term only under the following circumstances:

A. Revocation of Confidential Separation Agreement and Release of All Claims. Company may terminate this Agreement in the event Consultant rescinds or revokes the Confidential Separation Agreement and Release of All Claims pursuant to section 6 of the Confidential Separation Agreement and Release of All Claims.

B. Mutual Consent. The parties may terminate this Agreement upon their mutual written consent.

C. Breach of Agreement. Either party may terminate this Agreement upon a breach by the other party of, or a failure to perform, any material term or condition of this Agreement, which failure or breach shall not have been cured within 15 days following the receipt of written notice by the other party specifying the breach or failure.

8. Confidentiality\Trade Secrets. As part of this Agreement, Consultant agrees to the terms of Exhibit A attached hereto. Consultant agrees that the terms of Exhibit A are fully incorporated into this Agreement and are intended to be a part of this Agreement. Consultant understands and agrees that the terms of this Agreement, and the terms of Exhibit A, are in addition to the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement signed by Consultant while employed by Long Lake Partners, LLC.

9. Non-Assignment By Consultant\Assignment By Company. Consultant may not assign his rights or delegate his obligations under this Agreement, in whole or in part. Company may assign its rights or delegate its obligations under this Agreement to any entity that purchases all, or substantially all, of Company’s business assets.

10. Entire Agreement. This Agreement, along with Exhibit A hereto, the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, and the Confidential Separation Agreement and Release of All Claims between Mr. Putney and the Company, contain all the agreements between Consultant and Company. Except as provided in this Paragraph, all prior and contemporaneous agreements, discussions or understandings on the subject matters of this Agreement, whether oral or written, are expressly superseded by this Agreement and shall be null and void. This Agreement may not be modified or altered except by a written instrument signed by both parties.

11. Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on both Company and Consultant.

12. Applicable Law; Arbitration. This Agreement shall be governed by the laws of state of Minnesota (other than Minnesota laws regarding conflicts of laws). Any dispute between the parties relating to this Agreement, Consultant’s relationship with Company, or the services Consultant provides to Company shall be subject to arbitration pursuant to the American Arbitration Association’s Rules for Commercial Arbitration. The parties shall select an arbitrator from a list of no less than 11 potential arbitrators provided by the AAA. The party bringing the claims shall make the first strike, with each party making alternative strikes thereafter until a single arbitrator remains. The arbitration hearing shall take place in Minneapolis, Minnesota. Each party shall be responsible for paying his or its respective costs and attorney’s fees incurred in connection with the arbitration, including without limitation any fees imposed by the AAA and/or the chosen arbitrator. The arbitrator may permit discovery to occur prior to the hearing according to his or her discretion. The arbitrator shall issue a written award within 30 days of the date the arbitration hearing is closed or the arbitrator is scheduled to receive post-hearing briefs, whichever date is later. The arbitrator’s award shall be in compliance with Minnesota law as it exists on the date the arbitrator issues his or her decision.

13. Severability. Should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof and the invalidity or unenforceability of any provision of this Agreement shall not have any effect on or impair the obligations of the Company or Consultant.

14. Interpretation. Should any provision of this Agreement require judicial or arbitral interpretation, it is agreed by Consultant and the Company that the person or persons interpreting or construing the same shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one or more parties hereto by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document, it being acknowledged and agreed that all of the parties and their attorneys have participated in the preparation and review of this Agreement.

15. Survival. Those provisions of this Agreement that, by their nature, should survive any termination of this Agreement shall survive, and shall not be discharged upon, any termination of this Agreement.

EXHIBIT A

INDEPENDENT CONTRACTOR TRADE SECRET
AND CONFIDENTIAL INFORMATION AGREEMENT

This Independent Contractor Trade Secret and Confidential Information Agreement (“TSCI Agreement”) is made by and between Consultant and Company (as defined in the Independent Consulting Agreement between Company and Consultant (“Consulting Agreement”)) and is incorporated into and made a part of the Consulting Agreement.

Consultant agrees as follows:

1.	Acknowledgements.

Company is currently engaged in the following businesses:

(a)	providing payment services through a network of agents located in the United States and internationally, including but not limited to money transfers, money orders, bill payment services, stored value cards, and related products and services;

(b)	providing ACH services, including but not limited to ACH processing services, to corporate and financial institution customers;

(c)	processing of official checks and provision of related services for financial institutions, either directly or through trusts or other business entities; and

(d)	providing banking and processing services for payments such as rebates/refunds, gift certificates and government payments.

Company conducts its business and is engaged in competition in a nationwide market; in the case of its money transfer business, Company’s business and competition are conducted globally.

Company desires to protect its legitimate proprietary interests, including but not limited to its confidential business information and trade secrets.

2. Trade Secrets, Confidential Information and Related Covenants.

2.1 During the course of providing services to Company, Consultant will have access to and knowledge of the highly confidential and proprietary information (“Confidential Information”) and trade secrets which are the property of Company, or which Company is under an obligation not to disclose, including but not necessarily limited to the following: Information regarding the Company’s clients and prospective clients, the financial terms of Company’s contracts and proposed contracts, the expiration dates of such contracts, the key contact individuals at each client location, the transaction volume and business features of each client and/or location, business plans, marketing plans and financials, reports, figures, margins, statistics, analyses and other related information, Company’s employee information, and any other information of whatever nature which gives Company an opportunity to obtain a competitive advantage over its competitors who do not know or use it. In addition, Company’s Confidential Information and trade secrets include the means by which Company provides its services including but not limited to its organizational structure, technology, management systems, software and computer systems.

2.2 Consultant agrees to use its best efforts and the utmost diligence to guard and protect Company’s trade secrets and Confidential Information, and Consultant agrees that he will not, during or after the period in which Consultant provides services to Company, use or disclose, directly or indirectly, any of Company’s trade secrets or Confidential Information which Consultant may develop, obtain or learn about during or as a result of the relationship except in the course and scope of his duties and responsibilities under the Consulting Agreement, and then only in the Company’s best interests. Consultant acknowledges that the Confidential Information and trade secrets are owned and shall continue to be owned by Company and that any misuse, misappropriation or disclosure of this information could cause irreparable harm to Company.

3. Non-Solicitation.

During and for a period of twelve (12) months after termination of the Consulting Agreement, Consultant will not directly or indirectly hire or cause any third party to hire, recruit, solicit or induce any employee, contractor, consultant or representative of Company to terminate his, her or its relationship with the Company.

4. Assignment.

Consultant agrees and acknowledges that the rights and obligations described in this TSCI Agreement are assignable by Company, without Consultant’s consent or agreement. Consultant, however, has no right to assign his rights or obligations under the TSCI Agreement.

5. No Waiver Implied.

The waiver by any party to this TSCI Agreement of a breach by the other party of any provision shall not operate as or be construed as a waiver of any subsequent breach of this TSCI Agreement.

6. Survival.

Those provisions of this Agreement that, by their nature, should survive any termination of this Agreement shall survive, and shall not be discharged upon, any termination of this Agreement.